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                                                           SEC FILE NUMBER
                                                              000-28219
                                                    ----------------------------
                                                            CUSIP NUMBER
                                                             638597 10 4
                                                    ----------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

(Check One):  [ ] Form 10-K   [ ] Form 20-F   [X] Form 10-Q   [ ] Form N-SAR

              For Period Ended: March 31, 2003
                                --------------
              [ ] Transition Report on Form 10-K
              [ ] Transition Report on Form 20-F
              [ ] Transition Report on Form 11-K
              [ ] Transition Report on Form 10-Q
              [ ] Transition Report on Form N-SAR

              For the Transition Period Ended:
                                              -------------------

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

--------------------------------------------------------------------------------
PART I - REGISTRANT INFORMATION

NATIONSRX, INC.
--------------------------------------------------------------------------------
Full Name of Registrant

ECLIPSE ENTERTAINMENT GROUP, INC.
--------------------------------------------------------------------------------
Former Name if Applicable

8 MacBeth Court
--------------------------------------------------------------------------------
Address of Principal Executive Office (Street and Number)

Rancho Mirage, CA 92270
--------------------------------------------------------------------------------
City, State and Zip Code

PART II - RULES 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

      |   (a)  The reasons  described in  reasonable  detail in Part III of this
      |        form  could  not be  eliminated  without  unreasonable  effort or
      |        expense;
      |   (b)  The subject annual report,  semi-annual report, transition report
      |        on Form 10-K, Form 20-F,  11-K,  Form N-SAR, or portion  thereof,
[X]   |        will be filed on or before the  fifteenth  calendar day following
      |        the  prescribed  due date;  or the  subject  quarterly  report or
      |        transition  report on Form 10-Q, or portion thereof will be filed
      |        on or before the fifth  calendar day following the prescribed due
      |        date; and
      |   (c)  The  accountant's  statement  or other  exhibit  required by Rule
      |        12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail why the forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

     Due to the small number of staff, the Company has been slow in compiling the necessary information for the 10QSB filing.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

     Art Birzneck                                (604)           728-2782
     --------------------------------------   -------------  ------------------
                      (Name)                   (Area Code)   (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no,
     identify report(s).                                          [X] YES [ ] NO

     ---------------------------------------------------------------------------

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject report or portion thereof?
                                                                  [ ] YES [X] NO

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

================================================================================

                                 NATIONSRX, INC.
                  --------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 15, 2003                      By: /s/ Art Birzneck
      ------------                          ------------------------------------
                                            Art Birzneck,
                                            President